Exhibit 3.4
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
VELOCITY ASSET MANAGEMENT, INC.
     Pursuant to Delaware General Corporation Law Section 242, Velocity Asset Management, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify:
     That the board of directors, and stockholders of the Corporation holding a majority in interest of the outstanding shares of common stock of the Corporation, approved the following amendments to the Corporation’s Certificate of Incorporation:
Article FIRST of the Corporation’s Certificate of Incorporation is hereby amended in its entirety to read as follows:
“FIRST: The name of the Corporation is Velocity Portfolio Group, Inc.”
Article FOURTH Section (b) of the Corporation’s Certificate of Incorporation is hereby amended in its entirety to read as follows:
(b)	Upon the effectiveness (the “Effective Date”) of the certificate of amendment to the certificate of incorporation containing this sentence, each twenty shares of the Common Stock issued and outstanding as of the date and time immediately preceding date on which the certificate of amendment is filed, the effective date of a reverse stock split (the “Split Effective Date”), shall be automatically changed and reclassified, as of the Split Effective Date and without further action, into one (1) fully paid and nonassessable share of Common Stock. There shall be no fractional shares issued. A holder of record of Common Stock on the Split Effective Date who would otherwise be entitled to a fraction of a share shall have the number of new shares to which they are entitled rounded up to the nearest whole number of shares. Stockholders will not receive cash in lieu of fractional shares.
     IN WITNESS WHEREOF, the undersigned, being the President of the Corporation, has duly executed this Certificate of Amendment as of the 14th day of November, 2008.

VELOCITY ASSET MANAGEMENT, INC.
By:	/s/ John C. Kleinert
John C. Kleinert
President, Chief Executive Officer and Chairman

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